Exhibit 5.2

[Letterhead of Simpson Thacher & Bartlett LLP]

June 23, 2004

Hibernia Corporation

313 Carondelet Street

New Orleans, Louisiana 70130

Ladies and Gentlemen:

We have acted as special New York counsel to Hibernia Corporation, a Louisiana corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $100,000,000 aggregate principal amount of 5.35% Subordinated Notes due May 1, 2004 (the “Exchange Securities”). The Exchange Securities will be issued under the indenture dated as of April 26, 2004 (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $100,000,000 aggregate principal amount of its outstanding 5.35% Subordinated Notes due May 1, 2004 (the “Outstanding Securities”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for a corresponding amount of Outstanding Securities, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Louisiana, we have relied upon the opinion of Phelps Dunbar LLP, Louisiana counsel to the Company, dated the date hereof and filed as an exhibit to the Registration Statement.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and, to the extent set forth herein, the law of the State of Louisiana.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Validity of Exchange Subordinated Notes” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/    SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

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